Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Universal Stainless & Alloy Products, Inc. and Subsidiaries of our report dated March 6, 2012 relating to the consolidated financial statements of Universal Stainless & Alloy Products and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 and the financial statement schedule listed as Item 15 (2) and the effectiveness of internal control over financial reporting of Universal Stainless & Alloy Products, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

October 9, 2012